NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Fourth Quarter and Full Year 2018 Results
Fourth quarter highlights:

•	Consolidated net sales of $2.0 billion, up 0.7%

–	Organic sales growth of 2%

•	Cost of goods sold as a percentage of net sales of 80.6%

–	Gross margin of 19.4%, up 20 basis points sequentially and versus prior year

•	Operating profit of $90.5 million, up 12% versus prior year

–	Operating margin of 4.5%, up 40 basis points versus prior year

•	Earnings per diluted share of $1.26

•	Operating cash flow of $122.2 million; free cash flow of $109.7 million, or 189% of net income

•	Repurchased $100 million of shares

Full year results:

•	Record consolidated net sales of $8.2 billion, up 6.5% versus prior year

•	Operating profit of $352.5 million, up 10% versus prior year

–	Operating margin of 4.3%, up 10 basis points versus prior year

•	Earnings per diluted share of $4.82

•	Operating cash flow of $296.7 million; free cash flow of $260.5 million, or 116% of net income

•	Repurchased $125 million of shares
PITTSBURGH, January 31, 2019 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturer (OEM) products, construction materials, and advanced supply chain management and logistics services, announces its results for the fourth quarter and full year 2018.
Mr. John J. Engel, WESCO's Chairman, President and CEO, commented, “After returning to sales growth in 2017, I’m pleased to report that we executed our top priorities of delivering margin expansion, strong profitable growth and increased cash generation in 2018. We strengthened our business, growing in all end markets and geographies, while operating against an economic backdrop that was more challenging than expected. We improved gross margin as we moved through the year and delivered double digit growth in operating profit and EPS in all four quarters. Free cash flow generation was also very strong at over 115% of net income and remains a hallmark of WESCO across the economic cycle. After paying down debt and accelerating the pace of our share repurchases, we exited last year with financial leverage at the lowest level since early 2015.”
The following are results for the three months ended December 31, 2018 compared to the three months ended December 31, 2017:

•	Net sales were $2.0 billion for the fourth quarter of 2018 and 2017. Organic sales for the fourth quarter of 2018 grew by 1.5% as foreign exchange rates negatively impacted net sales by 0.8%.

•
Cost of goods sold for the fourth quarter of 2018 and 2017 was $1.6 billion, and gross profit was $390.3 million and $383.1 million, respectively. As a percentage of net sales, gross profit was 19.4% and 19.2% for the fourth quarter of 2018 and 2017, respectively. Gross margin for the fourth quarter of 2018 was 40 basis points higher than the fourth quarter of 2017 excluding the reclassification of certain labor costs from selling, general and administrative expenses to cost of goods sold. This reclassification was previously noted in the first three quarters of 2018.

•
Selling, general and administrative ("SG&A") expenses were $284.2 million, or 14.1% of net sales, for the fourth quarter of 2018 compared to $285.9 million, or 14.3% of net sales, for the fourth quarter of 2017.

•
Operating profit was $90.5 million for the fourth quarter of 2018, compared to $80.9 million for the fourth quarter of 2017, an increase of 11.9%. Operating profit as a percentage of net sales was 4.5% for the fourth quarter of 2018, compared to 4.1% for the fourth quarter of 2017.

•	Net interest and other for the fourth quarter of 2018 was $16.8 million, compared to $17.1 million for the fourth quarter of 2017.

•
The effective tax rate for the fourth quarter of 2018 was 21.2%, compared to 65.2% for the fourth quarter of 2017. As adjusted for the application of the Tax Cuts and Jobs Act of 2017 (the "TCJA"), the effective tax rate in the prior year's fourth quarter was 23.9%. The lower effective tax rate in the current quarter as compared to the adjusted effective tax rate for the prior year's comparable quarter is primarily due to the permanent reduction of the U.S. federal statutory income tax rate from 35% to 21%, effective January 1, 2018, and the completion of the accounting for the income tax effects of the TCJA.

•
Net income attributable to WESCO International, Inc. was $58.2 million and $22.5 million for the fourth quarter of 2018 and 2017, respectively. Net income attributable to WESCO International, Inc. for the current quarter increased 19.0% as compared to adjusted net income attributable to WESCO International, Inc. of $48.9 million for the prior year's fourth quarter.

•
Earnings per diluted share for the fourth quarter of 2018 was $1.26, based on 46.2 million diluted shares, compared to $0.47 for the fourth quarter of 2017, based on 47.5 million diluted shares. Earnings per diluted share for the current quarter increased 22.3% as compared to adjusted earnings per diluted share of $1.03 for the fourth quarter of 2017.

•
Operating cash flow for the fourth quarter of 2018 was $122.2 million, compared to $68.0 million for the fourth quarter of 2017. Free cash flow for the fourth quarter of 2018 was $109.7 million, or 189% of net income. Additionally, the Company repurchased $100 million of shares in the fourth quarter of 2018.

The following are results for the year ended December 31, 2018 compared to the year ended December 31, 2017:

•	Net sales were $8.2 billion for 2018, compared to $7.7 billion for 2017, an increase of 6.5%. Organic sales for 2018 grew by 6.2% as foreign exchange rates positively impacted net sales by 0.3%.

•
Cost of goods sold for 2018 was $6.6 billion and gross profit was $1.6 billion, compared to cost of goods sold and gross profit of $6.2 billion and $1.5 billion, respectively, for 2017. As a percentage of net sales, gross profit was 19.2% and 19.3% for 2018 and 2017, respectively. Gross margin for 2018 was flat compared to 2017 excluding the reclassification of certain labor costs from selling, general and administrative expenses to cost of goods sold. This reclassification was previously noted in the first three quarters of 2018.

•	Selling, general and administrative expenses were $1.2 billion, or 14.1% of net sales, for 2018 compared to $1.1 billion, or 14.3% of net sales, for 2017.

•	Operating profit was $352.5 million for 2018, compared to $319.1 million for 2017, an increase of 10.5%. Operating profit as a percentage of net sales was 4.3% for 2018, compared to 4.2% for 2017.

•
Net interest and other for 2018 was $71.4 million, compared to $66.6 million for 2017. For the year ended December 31, 2018, net interest and other includes a foreign exchange loss of $3.0 million from the remeasurement of a financial instrument, as well as accelerated amortization of debt discount and debt issuance costs totaling $0.8 million due to early repayments on our term loan facility.

•
The effective tax rate for 2018 was 19.8%, compared to 35.4% for 2017. As adjusted for the application of the TCJA in the fourth quarter of 2017, the effective tax rate for the prior year was 24.9%. The lower effective tax rate in the current year as compared to the adjusted effective tax rate for the prior year is primarily due to the permanent reduction of the U.S. federal statutory income tax rate from 35% to 21%, effective January 1, 2018, and the completion of the accounting for the income tax effects of the TCJA.

•
Net income attributable to WESCO International, Inc. was $227.4 million and $163.5 million for 2018 and 2017, respectively. Net income attributable to WESCO International, Inc. for the current year increased 19.7% as compared to adjusted net income attributable to WESCO International, Inc. of $189.9 million for the prior year.

•
Earnings per diluted share for 2018 was $4.82, based on 47.2 million diluted shares, compared to $3.38 for 2017, based on 48.4 million diluted shares. Earnings per diluted share for the current year increased 22.6% as compared to adjusted earnings per diluted share of $3.93 for 2017.

•
Operating cash flow for 2018 was $296.7 million, compared to $149.1 million for 2017. Free cash flow for 2018 was $260.5 million, or 116% of net income. Additionally, the Company repurchased $125 million of shares in 2018.

Mr. Engel continued, “As mentioned last quarter, we provided our initial end market sales outlook and expect all of our end markets to remain healthy and to continue to provide profitable growth opportunities for WESCO. Our 2019 plan builds on the positive momentum generated in our business last year and includes continued execution of our growth initiatives, investments in our people and processes, and maintaining our cost and cash management discipline. As a result, we reaffirm our 2019 full year outlook for sales growth in the range of 3% to 6%, and provide our full year outlook for operating margin of 4.3% to 4.7%, EPS of $5.10 to $5.70 per diluted share, and free cash flow generation of at least 90% of net income.”
Mr. Engel added, “Customers are seeking continuous improvement in their operations and supply chains in an increasingly complex and rapidly changing world. Our talented team of associates and our robust portfolio of products and value-added services continue to differentiate WESCO by providing our customers with complete solutions for their MRO, OEM and capital project needs. We are very well positioned and remain steadfast in our commitment to deliver increased value for our customers, suppliers, associates and shareholders in 2019 and beyond.”
Webcast and Teleconference Access

WESCO will conduct a webcast and teleconference to discuss the fourth quarter and full year 2018 earnings as described in this News Release on Thursday, January 31, 2019, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at www.wesco.investorroom.com. The call will be archived on this internet site for seven days.
WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturer (OEM) products, construction materials, and advanced supply chain management and logistic services. 2018 annual sales were approximately $8.2 billion. The company employs approximately 9,100 people, maintains relationships with approximately 30,000 suppliers, and serves approximately 70,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates 10 fully automated distribution centers and approximately 500 branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact Information:
Will Ruthrauff, Director, Investor Relations
(412) 454-4220
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31, 2018		December 31, 2017
Net sales	$2,011.4		$1,996.6
Cost of goods sold (excluding	1,621.1	80.6%	1,613.5	80.8%
depreciation and amortization)
Selling, general and administrative expenses (1)	284.2	14.1%	285.9	14.3%
Depreciation and amortization	15.6		16.3
Income from operations	90.5	4.5%	80.9	4.1%
Net interest and other (1)	16.8		17.1
Income before income taxes	73.7	3.7%	63.8	3.2%
Provision for income taxes	15.6		41.6
Net income	58.1	2.9%	22.2	1.1%
Net loss attributable to noncontrolling interests	(0.1)		(0.3)
Net income attributable to WESCO International, Inc.	$58.2	2.9%	$22.5	1.1%

Earnings per diluted common share	$1.26		$0.47
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
common share (in millions)	46.2		47.5

(1)
The Company adopted Accounting Standards Update (ASU) 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, on a retrospective basis during the first quarter of 2018. This ASU requires the disaggregation of service cost from the other components of net periodic benefit cost. For the three months ended December 31, 2018 and 2017, the non-service cost components of net periodic benefit cost aggregated to a benefit of $0.5 million and are included in net interest and other.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Twelve Months Ended
	December 31, 2018		December 31, 2017
Net sales	$8,176.6		$7,679.0
Cost of goods sold (excluding	6,609.2	80.8%	6,194.4	80.7%
depreciation and amortization)
Selling, general and administrative expenses(1)	1,151.9	14.1%	1,101.5	14.3%
Depreciation and amortization	63.0		64.0
Income from operations	352.5	4.3%	319.1	4.2%
Net interest and other(1)	71.4		66.6
Income before income taxes	281.1	3.4%	252.5	3.3%
Provision for income taxes	55.7		89.3
Net income	225.4	2.8%	163.2	2.1%
Net loss attributable to noncontrolling interests	(2.0)		(0.3)
Net income attributable to WESCO International, Inc.	$227.4	2.8%	$163.5	2.1%

Earnings per diluted common share	$4.82		$3.38
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
common share (in millions)	47.2		48.4

(1)	For the years ended December 31, 2018 and 2017, the non-service cost components of net periodic benefit cost aggregated to a benefit of $1.9 million and are included in net interest and other.

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	December 31, 2018	December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$96.3	$118.0
Trade accounts receivable, net	1,166.6	1,170.1
Inventories	948.7	956.1
Other current assets	174.0	164.7
Total current assets	2,385.6	2,408.9

Other assets	2,219.4	2,326.6
Total assets	$4,605.0	$4,735.5

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$794.3	$799.5
Short-term borrowings and current debt	56.2	35.3
Other current liabilities	211.4	206.2
Total current liabilities	1,061.9	1,041.0

Long-term debt, net	1,167.3	1,313.3
Other noncurrent liabilities	240.4	265.1
Total liabilities	2,469.6	2,619.4

Stockholders' Equity
Total stockholders' equity	2,135.4	2,116.1
Total liabilities and stockholders' equity	$4,605.0	$4,735.5

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended
	December 31, 2018	December 31, 2017
Operating Activities:
Net income	$225.4	$163.2
Add back (deduct):
Depreciation and amortization	63.0	64.0
Deferred income taxes	9.1	(50.4)
Change in trade receivables, net	(22.9)	(113.0)
Change in inventories	(8.7)	(119.0)
Change in accounts payable	9.2	102.9
Other(1)	21.6	101.4
Net cash provided by operating activities	296.7	149.1

Investing Activities:
Capital expenditures	(36.2)	(21.5)
Other	2.1	16.3
Net cash used in investing activities	(34.1)	(5.2)

Financing Activities:
Debt repayments, net	(128.1)	(41.7)
Equity activity, net	(127.2)	(106.8)
Other	(19.9)	7.3
Net cash used in financing activities	(275.2)	(141.2)

Effect of exchange rate changes on cash and cash equivalents	(9.1)	5.2

Net change in cash and cash equivalents	(21.7)	7.9
Cash and cash equivalents at the beginning of the period	118.0	110.1
Cash and cash equivalents at the end of the period	$96.3	$118.0

(1)
Other operating cash flow activities for the year ended December 31, 2017 include the effect of accruing a $65.0 million tax liability related to the taxation of undistributed earnings of foreign subsidiaries under the TCJA.

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, financial leverage, earnings before interest, taxes, depreciation and amortization (EBITDA), free cash flow, adjusted net income and adjusted earnings per diluted common share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of sales performance, and the use of debt and liquidity on a comparable basis. Additionally, certain of the aforementioned non-GAAP measures either focus on or exclude transactions impacting comparability of results, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions, except organic sales data)
(Unaudited)

	Three Months Ended	Twelve Months Ended
Organic Sales Growth:	December 31, 2018	December 31, 2018

Change in net sales	0.7%	6.5%
Impact from acquisitions	—%	—%
Impact from foreign exchange rates	(0.8)%	0.3%
Impact from number of workdays	—%	—%
Organic sales growth	1.5%	6.2%
Note: Organic sales growth is a measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions in the first year of ownership, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended		Twelve Months Ended
Gross Profit:	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Net sales	$2,011.4	$1,996.6	$8,176.6	$7,679.0
Cost of goods sold (excluding depreciation and amortization)	1,621.1	1,613.5	6,609.2	6,194.4
Gross profit	$390.3	$383.1	$1,567.4	$1,484.6
Gross margin	19.4%	19.2%	19.2%	19.3%

Three Months Ended
Gross Profit:	September 30, 2018

Net sales	$2,067.2
Cost of goods sold (excluding depreciation and amortization)	1,670.0
Gross profit	$397.2
Gross margin	19.2%
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	December 31, 2018	December 31, 2017

Income from operations (1)	$352.5	$319.1
Depreciation and amortization	63.0	64.0
EBITDA	$415.5	$383.1

	December 31, 2018	December 31, 2017
Short-term borrowings and current debt	$56.2	$35.3
Long-term debt	1,167.3	1,313.3
Debt discount and debt issuance costs (2)	9.7	14.2
Total debt	1,233.2	1,362.8
Less: cash and cash equivalents	96.3	118.0
Total debt, net of cash	$1,136.9	$1,244.8

Financial leverage ratio	3.0	3.6
Financial leverage ratio, net of cash	2.7	3.2

(1)
Due to the adoption of ASU 2017-07 on a retrospective basis in the first quarter of 2018, the Company classified the non-service cost components of net periodic benefit cost as part of net interest and other for the years ended December 31, 2018 and December 31, 2017. These components aggregated to a benefit of $1.9 million for both years.

(2)	Long-term debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs.
Note: Financial leverage measures the use of debt. Financial leverage ratio is calculated by dividing total debt, including debt discount and debt issuance costs, by EBITDA. Financial leverage ratio, net of cash is calculated by dividing total debt, including debt discount and debt issuance costs, net of cash, by EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization.

	Three Months Ended		Twelve Months Ended
Free Cash Flow:	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Cash flow provided by operations	$122.2	$68.0	$296.7	$149.1
Less: Capital expenditures	(12.5)	(5.5)	(36.2)	(21.5)
Free cash flow	$109.7	$62.5	$260.5	$127.6
Percentage of net income	189%	281%	116%	78%
Percentage of adjusted net income(1)	n/a	129%	n/a	67%

(1)	See the following page for a reconciliation of adjusted net income.
Note: Free cash flow is a measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Three Months Ended	Twelve Months Ended
Adjusted Tax Provision:	December 31, 2017	December 31, 2017

Provision for income taxes	$41.6	$89.3
Income tax expense for TCJA	(26.4)	(26.4)
Adjusted provision for income taxes	$15.2	$62.9

	Three Months Ended	Twelve Months Ended
Adjusted Net Income Attributable to WESCO International, Inc.:	December 31, 2017	December 31, 2017

Income before income taxes	$63.8	$252.5
Adjusted provision for income taxes	15.2	62.9
Adjusted net income	48.6	189.6
Net loss attributable to noncontrolling interests	(0.3)	(0.3)
Adjusted net income attributable to WESCO International, Inc.	$48.9	$189.9

	Three Months Ended	Twelve Months Ended
Adjusted Earnings Per Diluted Share:	December 31, 2017	December 31, 2017

Earnings per diluted common share	$0.47	$3.38
Impact of TCJA(1)	0.56	0.55
Adjusted earnings per diluted common share	$1.03	$3.93

(1)
The application of the TCJA in 2017 resulted in a provisional discrete income tax expense of $26.4 million, which was comprised of $82.8 million of expense associated with the deemed repatriation of undistributed earnings of foreign subsidiaries partially offset by a $56.4 million benefit from the remeasurement of net deferred income tax liabilities.

Note: Adjusted net income attributable to WESCO International, Inc. for the three and twelve month periods ended December 31, 2017 does not include provisional discrete income tax expense of $26.4 million associated with the application of the TCJA.
For the three and twelve month periods ended December 31, 2017, adjusted earnings per diluted share is computed by dividing adjusted net income by the weighted-average common shares outstanding and common share equivalents.
The Company believes that these non-GAAP financial measures are useful to investors' overall understanding of the Company's current financial performance and provides a consistent measure for assessing the current and historical financial results.